UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2009

Marathon Oil Corporation
 __________________________________________
 (Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 San Felipe Road, Houston, Texas		77056
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(713) 629-6600

Not Applicable
 ______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 – Material Impairments.

On October 18, 2007, Marathon Oil Corporation acquired all the outstanding shares of Western Oil Sands, Inc.  In connection with that acquisition, we assigned goodwill in the amount of $1.412 billion was assigned to our Oil Sands Mining (“OSM”) reporting unit.

Goodwill is tested for impairment on an annual basis, or when events or changes in circumstances indicate the fair value of a reporting unit with goodwill has been reduced below the carrying value.  We performed an impairment test on our OSM reporting unit’s goodwill as of December 31, 2008.  Testing goodwill for impairment is a two step process.  The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any.  The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is required to be recognized in an amount equal to that excess.

Fair value for the purpose of testing the goodwill assigned to our OSM reporting unit for impairment is estimated using the expected present value of future cash flows method.  In applying this valuation method, there is a significant amount of judgment required, involving estimates regarding amount and timing of future production, commodity prices and discount rates, as well as developing other assumptions.  Our fourth quarter fair value estimate for the OSM unit was less than its carrying amount.  The second step in the process indicated there was no remaining implied fair value of goodwill as of December 31, 2008.  This was largely due to the recent disruption in the credit and equity markets, a change in the timing of expected production and the decline in commodity prices.

Based on the above analysis, we concluded, on January 30, 2009, that a $1.412 billion before- and after-tax noncash goodwill impairment for the OSM reporting unit was required, effective in our fourth quarter 2008 results.  We do not expect this impairment to result in future cash expenditures.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2009, our Board of Directors appointed Michael E.J. Phelps to serve on the following three committees of the Board: (1) the Audit and Finance Committee; (2) the Corporate Governance and Nominating Committee; and (3) the Public Policy Committee.  The Board has determined that Mr. Phelps is an independent director under the rules of the New York Stock Exchange and our Corporate Governance Principles.  In addition, there were no transactions between Mr. Phelps and Marathon since the beginning of our last fiscal year or any currently proposed transaction, or series of transactions, in which the amount involved exceeds $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Oil Corporation

February 5, 2009	By:	/s/ Michael K. Stewart

Name: Michael K. Stewart
Title: Vice President, Accounting and Controller